Exhibit 99.1

                  Sunset Financial Resources Reports 1Q Results


      JACKSONVILLE, Fla., May 7 /PRNewswire-FirstCall/ -- Sunset Financial Resources, Inc. (NYSE: SFO) reported a net loss for the period ended March 31, 2004 of $1.5 million.

      Chairman, President and CEO Bert Watson remarked, "Sunset Financial Resources is a start-up company that went public on March 17, 2004. During our first 14 days of operations, we successfully implemented the first phase of our business plan by deploying the proceeds of our Initial Public Offering and expect our second quarter to reflect further improvements as we execute our strategy of managing a high quality residential and commercial mortgage bridge loan portfolio."

      On April 12th, Sunset announced that the Company acquired an initial residential mortgage portfolio with an outstanding principal balance of $152.1 million and a commercial mortgage loan totaling $11.5 million on March 30th.

      As of March 31, 2004, Sunset's total assets were $218.5 million including $156.1 million of investments in residential real estate mortgages and $11.5 million of investments in commercial real estate loans. In addition, Sunset had $100.4 million outstanding under its warehouse line. Total common shares outstanding were 10,450,000 at March 31, 2004 and 466,667 at December 31, 2003.

      Since March 31st, Sunset closed three additional commercial loans totaling $28.3 million bringing the total commercial loan portfolio to $39.8 million.

      At the end of the first quarter, the Company's notional swap position was $68 million and since the end of the quarter the Company has entered into additional interest rate swaps with a total notional of $115.8 million to extend the maturity of the short-term debt funding of its mortgage portfolio.

      Sunset has scheduled a conference call to discuss its first quarter 2004 financial results at 10:00 AM EDT on Tuesday, May 11, 2004. Bert Watson, Chairman of the Board, President and Chief Executive Officer, will host the conference call. Those wishing to listen to the conference call by telephone may dial (866) 660-0170. Please call ten minutes prior to the scheduled conference call time. The conference call will also be archived on the company's web site throughout the second quarter, www.sunsetfinancial.net

      Sunset Financial Resources, Inc. is a self-managed real estate investment trust (REIT) that went public on March 17, 2004. Sunset Financial Resources seeks to deliver attractive dividend income and steady growth to its shareholders through the acquisition and management of a portfolio of high quality residential mortgage loans and commercial mortgage bridge loans in the United States.

      Certain statements in this news release may constitute "forward-looking statements" within the meaning of the federal securities laws and involve risks, uncertainties and other factors which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully execute its business plan, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT, the cost of capital, as well as the additional risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

      For further information, call Tom Manuel, EVP at (904) 425-4353.

SOURCE Sunset Financial Resources, Inc.
      -0-                     05/07/2004
      /CONTACT: Tom Manuel, EVP, Sunset Financial Resources, Inc., +1-904-425-4353/
      /Web site: http://www.sunsetfinancial.net/
      (SFO)

CO: Sunset Financial Resources, Inc.
ST: Florida
IN: FIN RLT
SU: ERN CCA